Attention:  E.L. “Buster” Hunsaker III

Dear Sirs:

Option — Golden Snow Project. Fish Project and CPG Project

This letter agreement sets out the terms under which Claremont Nevada Mines LLC ("Claremont"), Scoonover Exploration LLC ("Scoonover") and JR Exploration LLC (together with Claremont and Scoonover, the "Vendors") have agreed to grant to Portal Resources US Inc. ("Portal") an option to acquire a 100% legal and beneficial interest (the "Option") in and to the following mineral claims (collectively, the "Properties"):

(a)

the OW and EP claims known as the Golden Snow Project in Eureka County. Nevada, as set forth in Schedule A hereto;

(b)

the claims known as the Fish Project in Esmeralda County, Nevada, as set forth in Schedule B hereto; and

(c)

the CPG claims known as the CPG Project in Mineral County, Nevada, as set forth in Schedule C hereto.

This letter agreement (the "Agreement"), when executed and delivered by the parties hereto, is intended to be binding and enforceable on them until superseded by a formal agreement. Each party hereto enters into this agreement for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party.

1.

Grant and exercise of Option

1.1

Grant of Option — The Vendors hereby grant to Portal the exclusive right and option to earn a 100% legal and beneficial interest in the Properties, upon and subject to the terms and conditions set forth in this Agreement.

1.2

Payments to earn 100% Interest — In order to maintain the Option in good standing and to earn a 100% legal and beneficial interest in the Properties, Portal must:

 (a)

pay to Claremont the following as advance royalty payments:

(I)

on or before the first anniversary of the date of execution of this Agreement (the "Execution Date"), $10,000;

(ii)

on or before the second anniversary of the Execution Date, $15,000;

(iii)

on or before the third anniversary of the Execution Date, $20,000;

(iv)

on or before the fourth anniversary of the Execution Date, $25,000; and

(v)

on or before the fifth anniversary of the Execution Date, and each subsequent anniversary date of the Execution Date that occurs during the Option Term (as defined in section 5.1), $30,000;

(b)

pay to Claremont, on or before September 1, 2008, the United States Federal Bureau of Land Management and applicable County maintenance and claim fees in respect of the claims comprising the Properties, which fees amount to an aggregate of $28,848 as detailed in Schedule D hereto (the "2008 Claim Fees"), and to pay and file directly with the relevant government authority on or before September 1 of each subsequent year during the Option Term such maintenance and claim fees in respect of the claims comprising the Properties that remain subject to this Agreement in order to keep such claims in good standing; and

(c)

pay to Claremont during the Option Term, $1,000 in conjunction with the delivery by Portal to Claremont of:

(I)

a copy of a mine plan of operations in respect of any of the Properties, which is approved by the lead government agency having responsibility for such approval; or

(ii)

a final feasibility study in respect of any of the Properties, which is approved by Portal's management.

Subject to section 1.3, in the event that Portal does not satisfy all of the payments and requirements within the time periods set out above, then all legal and beneficial interest in and to the Properties will remain with the Vendors, Portal will have no further claim on the Properties and this Agreement shall terminate and be of no further force or effect.

1.3

Abandonment of claims — Following September 1, 2008 and during the Option Term, Portal may elect to abandon and cease to maintain any of the claims comprising any of the Properties (including any individual claim or claims) ("Abandoned Claims") by giving the Vendors at least 30 days' notice before the expiration date of the applicable Abandoned Claims, such notice to state that Portal no longer desires the Abandoned Claims to be subject to the Option and the terms of this Agreement. The abandonment of any claims by Portal pursuant to this section 1.3 shall not have any affect on Portal's Option in respect of the remaining claims comprising the Properties under this Agreement. Upon request by the Vendors, Portal will deliver to the Vendors a duly executed quit claim, in form and content satisfactory to the Vendors acting reasonably, in respect of any Abandoned Claims.

1.4

Return of 2008 Claim Fees — In the event Portal gives notice to Claremont within 90 days of the Execution Date that Portal is not satisfied with the results of its due diligence on the status of title to the Properties, this Agreement shall be terminated and Claremont shall forthwith refund to Portal the 2008 Claim Fees paid by Portal without interest or deduction.

1.5

Acquisition of Properties / Royalty — When Portal has made the payments to Claremont and satisfied the terms of section 1.2(a), (b) and (c), Portal shall be deemed to have exercised the Option and to have acquired from the Vendors a 100% legal and beneficial interest in all the claims comprising the Properties that remain subject to this Agreement (including, for greater certainty, any such claims that are not subject to the mine plan of operations or feasibility study contemplated by section 1.2(c)), free and clear of all encumbrances and charges of whatsoever kind, provided that the Vendors shall reserve a 3% net smelter returns royalty (the "Royalty") in respect of such claims. Portal shall have the right at any time to purchase up to 2% of the Royalty (thereby reducing it to a 1% net smelter returns royalty) for $500,000 per 1% of the Royalty. The payments made to Claremont pursuant to section 1.2(a) shall be credited against any future payments required under the Royalty.

1.6

Transfer of Interest — Promptly after the exercise of the Option by Portal, the Vendors shall deliver to Portal duly executed instruments of transfer and such other documentation as may reasonably be required to transfer title in and to the claims comprising the Properties that remain subject to this Agreement to Portal, free and clear of all encumbrances and charges of whatsoever kind, other than the Royalty. Portal shall be responsible for all applicable property transfer taxes and other transfer costs and fees relating to the transfer of such claims from the Vendors to Portal.

1.7

No obligation to exercise — Nothing in this Agreement shall obligate Portal to exercise the Option or to incur any exploration expenses. Portal may at any time terminate the Option and its obligations hereunder on giving 60 days' written notice to Claremont.

1.8

Registration prior to exercise — At any time prior to the date that the Option is deemed to be exercised, Portal shall be entitled to register this Agreement on title to the Properties.

2.

Conditions precedent

2.1

Exchange acceptance — The respective rights and obligations of Portal and the Vendors hereunder are subject to acceptance by the Exchange of any and all filings required to be made with the TSX Venture Exchange in respect of this Agreement and/or the subject matter hereof.

2.2

Obligation of Portal — Portal agrees to use its commercially reasonable efforts to expeditiously seek and obtain any required acceptance under section 2.1 on or before September 30, 2008. In the event that Portal has not obtained any such required acceptance on or before September 30, 2008, this Agreement shall terminate and be of no further force or effect.

3.

Representations, Warranties and Covenants

3.1

By the Vendors — The Vendors hereby represent, warrant and covenant to Portal as follows with respect to the Properties and this Agreement, and acknowledge that Portal is relying on such representations, warranties and covenants in entering into this Agreement:

(a)

each of the Vendors is a company duly incorporated, validly existing and in good standing in its jurisdiction of incorporation;

(b)

the execution and delivery of this Agreement and completion by each Vendor of its obligations contained herein have been duly and validly authorized and this Agreement constitutes a valid and binding agreement on the part of each Vendor, enforceable against it in accordance with its terms;

(c)

the entering into of this Agreement does not conflict with any applicable laws or with the Vendors' charter documents nor does it conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which any Vendor is party or by which it is bound;

(d)

the Vendors are the legal and beneficial owners of a 100% interest in the Properties in the manner set forth in Schedule A, B and C hereto, subject to the paramount title of the United States;

(e)

the Vendors have good and marketable title to the Properties in the manner set forth in Schedule A, B and C hereto, subject to the paramount title of the United States, and the Properties are free and clear of all claims, encumbrances and liens, including royalties;

(f)

the claims comprising the Properties are valid and good standing under the mining laws of the United States and the State of Nevada, the Vendors' are not in default of any obligations pursuant to the Properties, and there are no deficiencies pursuant to the filing, recording and maintenance of the Properties;

(g)

there is no adverse claim or challenge against or to the Vendors' ownership of the Properties nor, to the best of the Vendors' knowledge, is there any basis therefor, and there are no outstanding agreements or options, or any right capable of becoming such an arrangement or option, to acquire or purchase the Properties or any portion thereof and no person or company other than the Vendors has any proprietary or possessory interest in the Properties;

(h)

there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or expenditures with respect to the Properties and the conduct of operations related thereto, the Vendors have not received any notice of the same and the Vendors are not aware of any basis on which any such orders or directions could be made;

(i)

each of the Vendors has complied with all applicable laws, statutes, bylaws, decrees, rulings, orders, judgments and regulations relating to the work it has conducted in respect of the Properties, including environmental laws;

(j)

each of the Vendors acknowledges that all material knowledge, information and data in its possession concerning the Properties will be conveyed to Portal as soon as practicable following the Execution Date; and

(k)

each of the Vendors has the right and full corporate power and authority to enter into this Agreement and to perform all of its obligations contemplated herein, including, without limitation, the granting of the Option to Portal to earn a 100%

legal and beneficial interest in and to the Properties; the transfer of legal and beneficial ownership of the Properties to Portal upon Portal exercising the Option, as contemplated in this Agreement; the disclosure of information to Portal and its representatives and advisors with respect to the Properties; and the commitment of the Properties to the terms of this Agreement.

3.2

By Portal - Portal represents, warrants and covenants to the Vendors as follows with respect to this Agreement, and acknowledges that the Vendors are relying on such representations, warranties and covenants in entering into this Agreement:

(a)

Portal is a company duly incorporated, validly existing and in good standing in its jurisdiction of incorporation;

(b)

the execution and delivery of this Agreement and completion by Portal of its obligations contained herein have been duly and validly authorized and this Agreement constitutes a valid and binding agreement on the part of Portal, enforceable against it in accordance with its terms;

(c)

Portal has full corporate power and authority to enter into this Agreement;

(d)

the entering into of this Agreement does not conflict with any applicable laws or with the Portal's charter documents nor does it conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which Portal is party or by which it is bound; and

(e)

Portal is eligible to acquire and hold mineral dispositions in the jurisdiction in which the Properties are situated.

3.3

Covenants of Vendors — Each of the Vendors covenants and agrees with Portal that, until such time as the Option has been exercised or terminated, it will:

(a)

not sell, transfer or dispose of or create any mortgage, pledge, waiver or other encumbrance or a security interest on or in respect of the whole or any material part of the Properties;

(b)

allow Portal access to all reports, maps, sections, drill logs, assay results, studies, technical data and other information in its possession, whether in paper or electronic form, in respect of the Properties;

(c)

provide to Portal copies of all correspondence with or from the mining recorder pertaining to mineral tenure or assessment work in respect of the Properties; and

(d)

defend, indemnify and save harmless Portal from and against all suits, claims, demands, losses and expenses that directly or indirectly arise as a result of the Vendor's activities or omissions on the Properties.

4.

Exclusive rights to Properties

4.1

Rights granted to Portal — During the Option Term, Portal and its employees, agents and any other persons authorized by Portal, shall have the sole and exclusive right to, to the extent permitted by applicable law, rules and regulations:

(a)

enter upon the Properties;

(b)

have exclusive and quiet possession thereof;

(c)

do such prospecting, exploration, development or other mining work thereon and thereunder as Portal in its sole discretion may consider advisable;

(d)

bring upon and erect upon the Properties such mining facilities as Portal may consider advisable; and

(e)

remove from the Properties and sell or otherwise dispose of reasonable quantities of any minerals or mining products derived therefrom, for the purpose of obtaining assays or conducting other metallurgical tests.

4.2

Responsibilities — All work by Portal will be carried out in compliance with all applicable laws and regulations and in a professional and workmanlike manner, with Portal responsible for obtaining all required exploration and environmental permits as well as agreements with owners of the surface rights to gain access to carry out the required exploration programs. The Vendors will cooperate with Portal in its applications for approvals, licenses and permits. Portal will defend, indemnify and save harmless the Vendors from and against all suits, claims, demands, losses and expenses that directly or indirectly arise as a result of Portal's activities or omissions on the Properties during the Option Term.

5.

Term and Termination of Option

5.1

Term of Option — This Agreement and the term of the Option shall continue following the Execution Date for a period of ten (10) years thereafter (the "Initial Term"), provided that Portal may elect to renew the term of the Option for an additional ten (10) year period (together with the Initial Term, the "Option Term") by providing at least 60 days' written notice to Claremont prior to the expiration of the Initial Term.

5.2

Termination — The Option and this Agreement shall terminate:

(a)

in accordance with section 1.4 or 1.7;

(b)

on the date the parties mutually agree to terminate this Agreement; or

(c)

subject to section 5.4, if Portal fails to pay an amount when required to do so under section 1.2.

5.3

Termination by Claremont — Claremont shall have the right to terminate the Option and this Agreement before Portal exercises the Option under the following circumstances:

(a)

in the event of a material breach by Portal of its covenants contained in this Agreement or the representations and warranties contained in this Agreement; or

(b)

forthwith if Portal shall generally not pay its debts as such debts become due or Portal shall admit in writing its inability to pay its debts generally as such debts become due or if Portal shall make a general assignment for the benefit of creditors or if any proceedings shall be instituted by or against Portal under any bankruptcy, insolvency or similar law.

Except as set forth in section 1.4, a termination of the Option and this Agreement by Claremont shall not entitle Portal to reimbursement of any amounts paid to Claremont or relieve it of any obligations or liabilities arising hereunder prior to the time of termination.

5.4

Right to cure defaults — Notwithstanding any other provision of this Agreement,

Claremont shall not have the right to terminate the Option unless:

(a)

it has first given to Portal written notice of default containing particulars of the default; and

(b)

Portal has not, within 30 days following receipt of such notice of default, cured such default or, if such default is caused by actions of a person who is not a party to this Agreement and cannot be cured in 30 days, taken action to cure such default and is diligently pursuing such cure;

provided that, if Portal fails to cure or pursue a cure of any default, Claremont may thereafter terminate this Agreement by notice in writing.

5.5

Quit claim — If the Option and this Agreement are terminated, Portal shall forthwith deliver to Claremont a duly executed, notarized release and quit claim, in form and content satisfactory to Claremont acting reasonably, with respect to the Vendors' rights in respect of the Option and this Agreement.

5.6

Return of information — Within 60 days of termination of the Option and this Agreement, Portal shall deliver to Claremont, at no cost to Claremont, all maps, reports, surveys and assays, drill core samples and other results of surveys and drilling and all other reports of information provided to Portal by the Vendors or obtained by Portal in the course of its work on the Properties.

6.

General

6.1

Public statements — Except as otherwise required by law, the parties shall make no public pronouncements concerning the terms of this Agreement without the express prior written consent of the other parties, such consent not to be unreasonably withheld. In the event that a party wishes to make a news release or public statement with respect to the terms of this Agreement, it shall first provide the other party with a draft copy of such release or statement for review and comment, provided that Portal shall only be required to provide a copy of such news release to Claremont. If the other party fails to comment on the release within two (2) business days of receipt, it shall be deemed to have waived its rights under this section 6.1.

6.2

Force majeure — The obligations of the parties hereto and the time frames established in this Agreement shall be suspended to the extent and for the period that performance is prevented by any cause beyond a party's reasonable control, whether foreseeable or unforeseeable, including, without limitation, labour disputes, acts of God, laws, regulations, orders, proclamations or requests of any governmental authority, inability to obtain on reasonable terms required permits, licenses, or other authorizations, inability to obtain equipment and qualified operating crews, or any other matter similar to the above.

6.3

Notices — Any notice required or permitted to be given under this Agreement shall be in writing and delivered by registered mail, fax transmission, courier or by hand, in each case addressed to the intended recipient as follows:

Portal Resources US Inc. c/o Portal Resources Ltd. #750 - 625 Howe Street Vancouver, British Columbia V6C 2T6 Attention: President and CEO Fax: 604-629-1930	Claremont Nevada Mines LLC Scoonover Exploration LLC P.O. Box 2021 Elko, Nevada 89803 USA Attention: President Fax: 775-313-9816	JR Exploration LLC 9078 S. Jordan Oaks Sandy, Utah 84070 USA Attention: President Fax: 801-743-0300

6.4

Governing law — This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, USA and the courts of Nevada shall have jurisdiction over any disputes relating thereto.

6.5

Assignment — None of the Vendors shall assign or transfer this Agreement and its rights hereunder without the prior written approval of Portal, such approval not to be unreasonably withheld. Portal shall be entitled to assign this Agreement and its rights hereunder to a third party provided that such third party agrees to be bound by the provisions hereof and to assume the obligations hereunder to the extent of the interest so assigned or transferred and as fully as if such assignee had been a signatory hereto.

6.6

Currency — All dollar amounts in this Agreement are expressed in United States currency unless otherwise specified.

6.7

Binding agreement and negotiation of formal agreement — It is understood and agreed that this Agreement shall be a binding and enforceable agreement as of the Execution Date, but it also contemplates the execution of a formal agreement, the terms of which will be prepared based on the terms set forth in this Agreement. The parties contemplate that the terms set forth in this Agreement will be set forth in greater detail and specificity in the formal agreement, consistent with the terms hereof and the parties agree to use reasonable commercial efforts to negotiate and enter into such formal agreement to replace this Agreement within 90 days following the Execution Date. If, for any reason, the formal agreement is not executed within 90 days or if the parties determine that a formal agreement is not required until a later date, this Agreement will continue in full force and effect until such time as it may be replaced by the formal agreement.

[Balance of page left intentionally blank]

6.8

Execution in counterpart — This Agreement may be executed in counterparts, each of which may be delivered by facsimile or other electronic means. Each executed counterpart shall be deemed to be an original and all such counterparts when read together will constitute one and the same instrument.

If the terms of this Agreement are acceptable to the Vendors, please indicate your acceptance by signing the Agreement in the space indicated below and returning an executed copy of the letter to the undersigned.

Yours truly,

SCHEDULE A

List of Claims comprising the Golden Snow Project

The Golden Snow project is comprised of 83 OW Claims owned and controlled by Scoonover Exploration LLC and the EP Claims are owned and controlled by JR Exploration LLC and are located in the Eureka Mining District in Eureka County Nevada. The claims are located in T17N, R53E, Sections 9, 10, 11, 14, 14, 15, 16, 22, and 23.

Claim Name	County	County Number	NMC Number
OW 1	Eureka		922819
OW 2	Eureka		922820
OW 3	Eureka		922821
OW 4	Eureka		922822
OW 5	Eureka		922823
OW 6	Eureka		922824
OW 8	Eureka		922826
OW 9	Eureka		922827
OW 10	Eureka		922828
OW 11	Eureka		922829
OW 12	Eureka		922830
OW 13	Eureka		922831
OW 14	Eureka		922832
OW 15	Eureka		922833
OW 16	Eureka		922834
OW 17	Eureka		922835
OW 18	Eureka		922836
OW 19	Eureka		922837
OW 20	Eureka		922838
OW 21	Eureka		922839
OW 22	Eureka		922840
OW 23	Eureka		922841
OW 24	Eureka		922842
OW 25	Eureka		922843
OW 26	Eureka		922844
OW 27	Eureka		922845
OW 28	Eureka		922846
OW 29	Eureka		922847
OW 30	Eureka		922848
OW 31	Eureka		922849
OW 32	Eureka		922850
OW 33	Eureka		922851
OW 34	Eureka		922852
OW 35	Eureka		922853
OW 36	Eureka		922854
OW 37	Eureka		922855
OW 38	Eureka		922856
OW 39	Eureka		922857
OW 40	Eureka		922858

Claim Name	County	County Number	NMC Number
OW 46	Eureka		922864
OW 48	Eureka		922866
OW 50	Eureka		922868
OW 51	Eureka		922869
OW 52	Eureka		922870
OW 53	Eureka		922871
OW 54	Eureka		922872
OW 56	Eureka		925510
OW 57	Eureka		925511
OW 58	Eureka		925512
OW 59	Eureka		925513
OW 60	Eureka		925514
OW 71	Eureka		925525
OW 72	Eureka		925526
OW 73	Eureka		925527
OW 74	Eureka		925528
OW 75	Eureka		925529
OW 76	Eureka		925530
OW 77	Eureka		925531
OW 78	Eureka		925532
OW 79	Eureka		925533
OW 80	Eureka		925534
OW 81	Eureka		925535
OW 83	Eureka		925537
OW 85	Eureka		925539
OW 87	Eureka		925541
OW 88	Eureka		925542
OW 89	Eureka		925543
OW 90	Eureka		925544
OW 91	Eureka		925545
OW 92	Eureka		925546
OW 93	Eureka		930655
OW 94	Eureka		930656
OW 95	Eureka		930657
OW 96	Eureka		930658
OW 97	Eureka		930659
OW 101	Eureka		928209
OW 103	Eureka		928211
OW 105	Eureka		928213
OW 115	Eureka		928217
OW 117	Eureka		928219
OW 119	Eureka		928221
OW 121	Eureka		928223
OW 123	Eureka		928225
EP-1	Eureka		925547
EP-2	Eureka		925548
EP-3	Eureka		925549

Claim Name	County	County Number	NMC Number
EP-4	Eureka		925550
EP-5	Eureka		925551
EP-6	Eureka		925552
EP-7	Eureka		925553
EP-8	Eureka		925554
EP-9	Eureka		925555
EP-10	Eureka		925556
EP-11	Eureka		925557
EP-12	Eureka		925558
EP-13	Eureka		925559
EP-14	Eureka		925560
EP-15	Eureka		925561
EP-16	Eureka		925562
EP-17	Eureka		925563
EP-18	Eureka		925564
EP-19	Eureka		925565
EP-20	Eureka		925566
EP-21	Eureka		925567
EP-22	Eureka		925568
EP-23	Eureka		925569
EP-24	Eureka		925570
EP-25	Eureka		925571
EP-26	Eureka		925572
EP-27	Eureka		925573
EP-28	Eureka		925574
EP-29	Eureka		925575
EP-30	Eureka		925576
EP-31	Eureka		925577

SCHEDULE B

List of Claims comprising the Fish Project

The Fish claims are owned and controlled by Claremont Nevada Mines LLC and are located in the Lone Mountain Mining District of Esmeralda County Nevada and consist of 58 unpatented lode mining claims covering approximately 1275 acres.

Number	County	County Number	NMC#	Number	County	County Number	NMC#
1	Esmeralda	167753	962482	30	Esmeralda	167766	962495
2	Esmeralda	167754	962483	31	Esmeralda	166991	948568
3	Esmeralda	167755	962484	32	Esmeralda	167767	9624%
4	Esmeralda	167756	962485	33	Esmeralda	166992	948569
5	Esmeralda	166975	948552	34	Esmeralda	167768	962497
6	Esmeralda	166976	948553	35	Esmeralda	167769	962498
7	Esmeralda	166977	948554	36	Esmeralda	167770	962499
8	Esmeralda	166978	948555	37	Esmeralda	167771	962500
9	Esmeralda	166979	948556	38	Esmeralda	167772	962501
10	Esmeralda	167757	962486	39	Esmeralda	167773	962502
11	Esmeralda	166980	948557	40	Esmeralda	167774	962503
12	Esmeralda	166981	948558	41	Esmeralda	167775	962504
13	Esmeralda	166982	948559	42	Esmeralda	167776	962505
14	Esmeralda	166983	948560	43	Esmeralda	167777	962506
15	Esmeralda	166984	948561	44	Esmeralda	167778	962507
16	Esmeralda	167758	962487	45	Esmeralda	167779	962508
17	Esmeralda	166985	948562	46	Esmeralda	167780	962509
18	Esmeralda	167759	962488	47	Esmeralda	167781	962510
19	Esmeralda	166986	948563	48	Esmeralda	167782	962511
20	Esmeralda	167760	962489	49	Esmeralda	167783	962512
21	Esmeralda	166987	948564	50	Esmeralda	167784	962513
22	Esmeralda	167761	962490	51	Esmeralda	167785	962514
23	Esmeralda	166988	948565	52	Esmeralda	167786	962515
24	Esmeralda	167762	962491	53	Esmeralda	167787	962516
25	Esmeralda	166989	948566	54	Esmeralda	167788	962517
26	Esmeralda	166990	948567	55	Esmeralda	167789	962518
27	Esmeralda	167763	962492	56	Esmeralda	167790	962519
28	Esmeralda	167764	962493	57	Esmeralda	167791	962520
29	Esmeralda	167765	962494	58	Esmeralda	167792	962521

SCHEDULE C
List of Claims comprising the CPG Project

The CPG claims are owned and controlled by Claremont Nevada Mines LLC and consist of 44 unpatented lode mining CPG claims in the Walker Lane of Western Nevada.

Number	County	County Number	NMC#	Number	County	County Number	NMC#
1	Mineral	142673	962438	23	Mineral	142695	962460
2	Mineral	142674	962439	24	Mineral	142696	962461
3	Mineral	142675	962440	25	Mineral	142697	962462
4	Mineral	142676	962441	26	Mineral	142698	962463
5	Mineral	142677	962442	27	Mineral	142699	962464
6	Mineral	142678	962443	28	Mineral	142700	962465
7	Mineral	142679	962444	29	Mineral	142701	962466
8	Mineral	142680	962445	30	Mineral	142702	962467
9	Mineral	142681	962446	31	Mineral	142703	962468
10	Mineral	142682	962447	32	Mineral	142704	962469
11	Mineral	142683	962448	33	Mineral	142705	962470
12	Mineral	142684	962449	34	Mineral	142706	962471
13	Mineral	142685	962450	35	Mineral	142707	962472
14	Mineral	142686	962451	36	Mineral	142708	962473
15	Mineral	142687	962452	37	Mineral	142709	962474
16	Mineral	142688	962453	38	Mineral	142710	962475
17	Mineral	142689	962454	39	Mineral	142711	962476
18	Mineral	142690	962455	40	Mineral	142712	962477
19	Mineral	142691	962456	41	Mineral	142713	962478
20	Mineral	142692	962457	42	Mineral	142714	962479
21	Mineral	142693	962458	43	Mineral	142715	962480
22	Mineral	142694	962459	44	Mineral	142716	962481

SCHEDULE D
Details of Calculation of 2008 BLM Claim Maintenance Fees for the Properties

Project	Claim Names	Number of Claims	Schedule	Owner	BLM Maintenance Fee ($125 per Claim	County Fee ($8.50 per Claim: $4 filing fee)	Total

Golden Snow	OW	83	A	Scoonover Exploration LLC	$10,375.00	$709.50
							$15,223
	EP	31	A	JR Exploration	$3,875.00	$263.50

Fish	Fish	58	B	Claremont Nevada Mines LLC	$7,250.00	$497.00	$7,747.00

CPG	CPG	44	C	Claremont Nevada Mines LLC	$5,500.00	$378.00	$5,878.00
						Total Claim Fees Due	$28,848.00